Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

MarkWest Hydrocarbon, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-20833, No. 333-20829, and No. 333-37642 on Form S-8 of our report dated March 20, 2005, relating to the financial statements of MarkWest Hydrocarbon, Inc. and of our report on internal control over financial reporting dated March 20, 2006 (which report expresses an adverse opinion on the effectiveness of the company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of MarkWest Hydrocarbon, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 20, 2006